CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration Statement No. 33-28248 on Form N-1A of our report dated December 23, 2013, relating to the financial statements and financial highlights of BlackRock Emerging Markets Fund, Inc., (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2013, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 28, 2014